As filed with the Securities and Exchange Commission on March 5, 2010
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
_____________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

MEXCO ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0627918 (I.R.S. Employer Identification No.)

214 W. Texas, Suite 1101 Midland, Texas (Address of principal executive offices)	79701 (Zip Code)

Mexco Energy Corporation 2009 Employee Incentive Stock Plan
(Full title of the plan)
________________________

Nicholas C. Taylor, President
and Chief Executive Officer
Mexco Energy Corporation
214 W. Texas, Suite 1101
Midland, Texas  79701
(432) 682-1119
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [  ]              Accelerated Filer [  ]              Non-Accelerated Filer [  ]        Smaller reporting company [√]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.50 par value	200,000	$8.49	$1,698,000	$122

(1)
Pursuant to Rule 416(a), also registered hereunder are an indeterminate number of shares of Common Stock issuable as a result of the anti-dilution provisions of the Mexco Energy Corporation 2009 Employee Incentive Stock Plan.

(2)
Estimated solely for the purpose of computing the registration fee and computed in accordance with Rule 457(e) based upon the average of the high and low prices for securities of the same class as quoted on the NYSE Amex on March 2, 2010.

Explanatory Note

This Registration Statement on Form S-8 is being filed by Mexco Energy Corporation (the “Company”) to register 200,000 shares of its common stock, par value $0.50 per share (“Common Stock”), that may be issued under the Company’s 2009 Employee Incentive Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in prospectuses meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is omitted from this registration statement (this “Registration Statement”) in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference:

•	Annual Report on Form 10-K filed on June 25, 2009;

•	Quarterly Reports on Form 10-Q filed on August 14, 2009, November 13, 2009 and February 10, 2010;

•	Current Reports on Form 8-K filed on June 30, 2009, November 18, 2009 and February 16, 2010; and

•
A description of the Common Stock contained in its registration statement on Form 8-A filed on September 5, 2003 and including any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), subsequent to the filing date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Article XIII of the Company’s Bylaws, as amended, provides that the Company shall indemnify all of its directors, officers and employees to the extent authorized and permitted by Article 109 of the Colorado Business Corporation Act, as amended (the “CBCA”).

The provisions of Article 109 of the CBCA are as follows:

7-109-106. Determination and authorization of indemnification of directors.

(1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

(2) The determinations required by subsection (1) of this section shall be made:

(a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

(b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

(3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

(a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

(b) By the shareholders.

(4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

7-109-109. Limitation of indemnification of directors.

(1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

7-109-110. Notice to shareholders of indemnification of director.

If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit No.	Description of Exhibit

4.1	Restated Articles of Incorporation (incorporated by reference to the Company’s Annual Report on Form 10-K filed June 25, 1998).

4.2	Bylaws, as amended (incorporated by reference to the Company’s Quarterly Report on form 10-Q filed November 14, 2008).

5.1*	Opinion of Fairfield and Woods, P.C.

10.1	2009 Employee Incentive Stock Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement on Schedule 14A filed on July 16, 2009).

10.2*	Form of Award Agreement for the 2009 Plan

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Joe C. Neal and Associates, Petroleum Consultants

23.3*	Consent of Fairfield and Woods, P.C. (included in Exhibit 5.1)

Item 9.     Undertakings.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on this 5th day of March, 2010.

MEXCO ENERGY CORPORATION
(Registrant)

By:       /s/ Nicholas C. Taylor
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Nicholas C. Taylor	President, Chief Executive Officer and Director (Principal executive officer)	March 5, 2010

/s/ Tamala L. McComic	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal financial and accounting officer)	March 5, 2010

/s/ Donna Gail Yanko	Vice President and Secretary	March 5, 2010

/s/ Thomas Graham, Jr.	Chairman of the Board of Directors	March 5, 2010

/s/ Thomas R. Craddick	Director	March 5, 2010

/s/ Arden Grover	Director	March 5, 2010

/s/ Jack D. Ladd	Director	March 5, 2010

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Restated Articles of Incorporation (incorporated by reference to the Company’s Annual Report on Form 10-K filed June 25, 1998).

4.2	Bylaws, as amended (incorporated by reference to the Company’s Quarterly Report on form 10-Q filed November 14, 2008).

5.1*	Opinion of Fairfield and Woods, P.C.

10.1	2009 Employee Incentive Stock Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement on Schedule 14A filed on July 16, 2009).

10.2*	Form of Award Agreement for the 2009 Plan

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Joe C. Neal and Associates, Petroleum Consultants

23.3*	Consent of Fairfield and Woods, P.C. (included in Exhibit 5.1)

__________________________
*Filed herewith.